Exhibit 10.41

OPTION AGREEMENT

OPTION AGREEMENT, dated as of October 6, 2004 between MagnaChip Semiconductor LLC, a Delaware limited liability company (the “Company”), and Channy Lee (the “Grantee”), pursuant to the MagnaChip Semiconductor LLC Equity Incentive Plan (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant options to purchase its Common Units (the “Common Units”) to certain employees of its wholly-owned subsidiary (the “MagnaChip Subsidiary”);

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Grantee is an employee as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant these options to the Grantee.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1. Confirmation of Grant.

(a) Confirmation of Grant. The Company hereby evidences and confirms the grant to the Grantee, effective as of October 6, 2004 (the “Grant Date”), of options to purchase from the Company the number of Common Units specified on the signature page hereof (the “Options”) at the exercise price of US $1.00 per Common Unit (the “Option Price”).

(b) Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Grantee acknowledges that the Grantee has been provided a copy of the Plan and has had the opportunity to review such Plan.

(c) Character of Options. The Options granted hereunder are non-qualified options and not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability.

(a) Vesting Provisions. An installment of 25% of the Options shall become exerciseable on September 30, 2005, and additional installments of 6.25% of the Options shall become exerciseable on the last day of each calendar quarter thereafter (each such date, the “Vesting Date” as to the applicable installment of Options), which lapses shall be cumulative, subject to the Grantee’s continuous employment with the MagnaChip Subsidiary from the Grant Date to such Vesting Date.

(b) Normal Expiration Date. Unless the Options earlier terminate in accordance with Section 4, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exerciseable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

3. Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Grantee upon (a) the Grantee’s written notice to the Company of exercise, (b) the Grantee’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents or (ii) in accordance with such procedures or in such other form as the Committee shall from time to time determine and (c) the Grantee’s execution of a joinder to the LLC Agreement (if the Grantee is not then a party to such agreement) in order to become a party to such agreement with respect to the Common Units issuable upon the exercise of such Options.

4. Termination of Employment.

(a) Upon termination of the Grantee’s employment, the Options shall be exercisable only in accordance with the terms of the Plan. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

(b) Upon any termination of the Grantee’s employment prior to a Public Offering, the Company shall have the right to purchase all or any of the Common Units acquired by the Grantee upon exercise of any of the Options (whether acquired before or after such termination) for a cash payment equal to the Fair Market Value of such Common Units on the date of repurchase, provided that if the Grantee’s employment is terminated for Cause, then the cash payment shall be equal to the lower of the Fair Market Value and the Option Price of the Common Units so purchased. The Company shall have an exclusive right to repurchase Common Units acquired by the Grantee upon exercise of any of the Options until the date six months and one day from the date the Grantee’s employment is terminated.

5. Tax Withholding.

Whenever Common Units are to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, The Company shall have the power to withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements relating to such transaction, and the Company may defer payment of cash or issuance of Common Units until such requirements are satisfied.

6. Nontransferability of Awards or Common Stock.

Unless the Committee shall permit (on such terms and conditions as it shall establish) Options and/or Common Units acquired by the Grantee upon exercise of any of the Options to be transferred, no Options or Common Units acquired by the Grantee upon exercise of any of the Options may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Grantee may transfer Options and/or Common Units acquired by the Grantee upon exercise of any of the Options to an immediate family member or family trust, which such family member or family trust shall not be permitted to further transfer such Options or Common Units other than back to the Grantee; further provided that the restrictions on the transfer of Common Units acquired by the Grantee upon exercise of any of the Options shall lapse on the 181st day after a Public Offering. Following the Grantee’s death, all rights with respect to Options that were exercisable at the time of the Grantee’s death and have not terminated may be exercised by his designated beneficiary, his estate or such transferee as permitted by the Committee.

7. Beneficiary Designation.

The Grantee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Grantee, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Grantee, the Successor Holder may exercise the Grantee’s rights under the Plan.

8. Requirements of Law.

The issuance of Common Units pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Such issuance may be delayed, if necessary, to comply with applicable laws, including the U.S. federal securities laws and any applicable state or foreign securities laws, and no Common Units shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law.

9. No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate the Grantee’s employment at any time, or confer upon the Grantee any right to continue in the employ of the MagnaChip Subsidiary.

10. No Rights as Securityholder.

Except as otherwise required by law, the Grantee shall not have any rights as a securityholder with respect to any Common Units covered by the Options granted hereby until such time as the Common Units issuable upon exercise of such Options have been so issued.

11. Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

12. Amendments.

The Committee shall have the right, in its sole discretion, to alter or amend this Agreement, from time to time, as provided in the Plan in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent. Subject to the preceding sentence, any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on the Grantee without requirement for the Grantee’s consent or other action. The Company shall give written notice to the Grantee of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This agreement may also be amended by a written agreement executed by both the Company and the Grantee.

13. Miscellaneous.

(c) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to the Company, or the Grantee, as the case may be, at the following addresses or to such other address as the Company or the Grantee, as the case may be, shall specify by notice to the others:

(i)	if to the Company, to it at:

c/o MagnaChip Semiconductor Ltd.

891 Daechi-dong Kangnam-gu

Seoul, 135-738 Korea

Attn: General Counsel

(ii)	if to the Grantee, to the Grantee at the address as reflected in the Company’s books and records.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(d) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(e) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(f) Entire Agreement. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

(g) Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

(h) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Agreement as of the date first above written.

MAGNACHIP SEMICONDUCTOR LLC

By:	/s/ Youm Huh
Name:
Title:

GRANTEE

/s/ Channy Lee
Channy Lee

Number of Common Units: 272,899